EXHIBIT 16.1

May 23, 2013

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington, DC 20549

RE: HPEV, Inc

We have read the statements that we understand HPEV, Inc. will include under Item 4.01 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Joya Griffith, LLC
Certified Public Accountants